[Updated Form of Supplemental Performance Restricted Stock Unit Agreement (2011 Performance Incentive Plan) Effective June 27, 2013]

INTERNATIONAL RECTIFIER CORPORATION
2011 PERFORMANCE INCENTIVE PLAN
SUPPLEMENTAL PERFORMANCE STOCK UNIT AWARD AGREEMENT

Participant Name:        As identified in notification from E*Trade

Number of Stock Units:	As identified in notification from E*Trade [1]

Vesting Schedule:	See vesting provisions set forth in Exhibit A attached hereto[1]

Award Date:	June 27, 2013
______________________________________________________________________________
1 All share and unit numbers are subject to adjustment under the terms of the Plan. The Stock Units are subject to acceleration and termination prior to vesting as provided herein.

THIS AGREEMENT is among INTERNATIONAL RECTIFIER CORPORATION, a Delaware corporation (the “Corporation”), and the employee named above (the “Participant”), an employee of the Corporation or one of its Subsidiaries, and is delivered under the International Rectifier Corporation 2011 Performance Incentive Plan (the “Plan”).
W I T N E S S E T H
WHEREAS, the Compensation and Stock Option Committee of the Board has approved, and the Corporation has granted, effective as of the Award Date, to the Participant a restricted stock unit award under the Plan (the “Stock Unit Award” or “Award”), upon the terms and conditions set forth herein and in the Plan.
NOW THEREFORE, in consideration of services rendered by the Participant and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:
1.    Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Plan. For purposes of this Agreement, a “Stock Unit” means a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of Common Stock of the Corporation.
2.    Grant. Subject to the terms of this Agreement and the Plan, the Corporation grants to the Participant a Stock Unit Award with respect to an aggregate number of Stock Units set forth above. The Corporation acknowledges that the consideration for the shares payable with respect to the Stock Units on the terms set forth in this Agreement shall be the services rendered to the Corporation and its Subsidiaries by the Participant prior to the applicable vesting date, the fair value of which is not less than the par value per share of the Corporation’s Common Stock.

3.    Vesting. The Stock Units subject to the Award shall become vested as set forth in Exhibit A attached hereto and incorporated herein by reference, subject to earlier termination or acceleration and subject to adjustment as provided herein.
4.    Continuance of Employment Required. Except as otherwise provided herein, the vesting schedule applicable to the Stock Units requires continued service through the “Vesting Date” set forth in Exhibit A attached hereto as a condition to the vesting of the award and the rights and benefits under this Agreement. Service for only a portion of the vesting period, even if a substantial portion, will not (except as otherwise expressly provided in Section 8) entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or service.
5.    Limitations on Rights Associated with Units. The Participant shall have no rights as a stockholder of the Corporation, no dividend rights and no voting rights with respect to the Stock Units or any shares of Common Stock issuable in respect of such Stock Units, until shares of Common Stock are actually issued to and held of record by the Participant. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the stock certificate evidencing the shares.
6.    Restrictions on Transfer. Prior to the time the Stock Units are vested and paid, neither the Stock Units comprising the Award nor any other rights of the Participant under this Agreement or the Plan may be transferred, except as expressly provided in Section 5.7 of the Plan. No specific exception to the general transfer prohibitions set forth in Section 5.7 of the Plan has been authorized by the Administrator.
7.    Timing and Manner of Payment with Respect to Stock Units. Stock Units subject to this Agreement will be paid in an equivalent number of shares of Common Stock promptly after (and in all events within two and one-half months after) the vesting of such Stock Units in accordance with the terms hereof, subject to adjustment as contemplated by Section 9. The Participant or other person entitled under the Plan to receive the shares shall deliver to the Corporation any representations or other documents or assurances required pursuant to Section 8.1 of the Plan.
8.    Effect of Termination of Employment or Change in Control.
(a)    Termination after Certain Events. Subject to the next sentence, in the event the Participant ceases to be employed by the Corporation or one of its Subsidiaries, the Participant’s Stock Units shall be extinguished to the extent such Stock Units have not become vested prior to such termination of employment, and regardless of the reason for such termination of employment, whether with or without cause, voluntarily or involuntarily. If the Participant incurs a permanent and total disability resulting in the Participant’s termination of employment with, or if the Participant dies while employed by, the Corporation or a Subsidiary and while the Participant’s Stock Units are outstanding, then: (i) any Stock Units subject to the Award that are outstanding and unvested and relate to a Performance Goal that was achieved on or before such termination of employment shall be vested as of such termination of employment; and (2) any Stock Units subject to the Award that are outstanding and unvested and relate to a Performance Goal that was not achieved on or before such termination of employment shall remain outstanding and shall be eligible to become vested on a prorated basis if that Performance Goal is attained in the one hundred and twenty-five (125) day period following such termination of employment (such that the number of such Stock Units that shall become vested on the date that such Performance Goal is attained shall equal (x) the number of such Stock Units that would have vested as of the Vesting Date as set forth in Exhibit A attached hereto with respect to that Performance Goal had the Participant’s employment continued through such Vesting Date, multiplied by (y) a fraction, the numerator of which shall be the number of days the Participant was employed by the Corporation or one of its subsidiaries during the applicable Calculation Period (as defined in Exhibit A) applicable to such Performance Goal, and the denominator of which shall be the number of days in such Calculation Period). Any Stock Units that remain outstanding for such a 125-day period and as to which the related Performance Goal is not attained on or before the last day of such 125-day period shall be extinguished as of the last day of such 125-day period.).
(b)    Termination of Stock Units. If any Stock Units are extinguished hereunder, such unvested, extinguished Stock Units, without payment of any consideration by the Corporation or any Subsidiary, shall automatically terminate and be cancelled without any other action by the Participant, or the Participant’s beneficiary, as the case may be.
(c)    Determination of Vesting Upon Change in Control. Notwithstanding anything contained in Section 7.2 of the Plan to the contrary or Exhibit A, should a Change in Control (as defined below) occur this Section 8(c) applies as to any Stock Units that are outstanding immediately prior to the Change in Control.
If, in connection with a Change in Control, the Administrator has made a provision for the substitution, assumption, exchange or other continuation of the Award, the vesting rules of Exhibit A shall continue following the Change in Control, subject to (1) the next sentence, (2) the other provisions of this Section 8, and (3) the adjustment provisions of Section 7.1 of the Plan. In such circumstances, if any Performance Goal (as defined in Exhibit A) has not previously been achieved in accordance with the terms of this Agreement (allowing for the right of the Administrator or its designee to make such a determination within the 60 day period described in Exhibit A), the price paid per share of Common Stock pursuant to the terms of the Change in Control (or, if there is no such price, the fair market value of a share of Common Stock (as determined under Section 5.6 of the Plan) on the date of the Change in Control) shall be deemed the “Average Share Price” (as defined in Exhibit A attached hereto) for purposes of making the determination of whether any such Performance Goal has been achieved as of the date of the Change in Control. For purposes of clarity, such special Average Share Price determination shall apply only as of the date of the Change in Control and the usual Average Share Price provisions of Exhibit A shall continue to apply as to any date following the Change in Control.
If, in connection with a Change in Control, the Award is to terminate upon (or immediately prior to) the Change in Control and the Administrator has not made a provision for the substitution, assumption, exchange or other continuation of the Award, this paragraph applies. If any Performance Goal has not previously been achieved in accordance with the terms of this Agreement (allowing for the right of the Administrator or its designee to make such a determination within the 60 day period described in Exhibit A), the price paid per share of Common Stock pursuant to the terms of the Change in Control (or, if there is no such price, the fair market value of a share of Common Stock (as determined under Section 5.6 of the Plan) on the date of the Change in Control) shall be deemed the “Average Share Price” (as defined in Exhibit A attached hereto) for purposes of making the determination of whether any such Performance Goal has been achieved, and as to any Performance Goal that the Administrator determines has been achieved (based on such Average Share Price or otherwise achieved prior to the Change in Control), the Stock Units that relate to that Performance Goal shall vest (to the extent not previously vested) as of (or, as necessary to effect such acceleration, immediately prior to) the Change in Control and be paid in accordance with Section 7. Any Stock Units that are outstanding immediately prior to the Change in Control and relate to a Performance Goal that has not been achieved in accordance with the terms hereof as of the Change in Control shall be extinguished upon the Change in Control.
For purposes of this Agreement, “Change in Control” has the meaning assigned to such term in the Plan; provided, however, that for purposes of this Agreement, the percentages in paragraph (a) and in clause (2) of paragraph (c) of such definition shall be fifty percent (50%) instead of thirty percent (30%).
Determinations of Average Share Price pursuant to the preceding provisions of this Section 8(c) shall be determined by the Administrator by adding back any ordinary or extraordinary cash dividends (without interest) paid by the Corporation on the Common Stock at any time between the Award Date and the date of the applicable Change in Control.
(d)    Possible Acceleration Upon Change in Control and Termination of Employment.
To the extent the Award continues in effect following a Change in Control and is not fully vested, this Section 8(d) applies notwithstanding any provision of Section 8(a) or Exhibit A to the contrary (provided that the Stock Units remain subject to being extinguished as of the end of the Company’s fiscal year ending in June 2016 to the extent the applicable Performance Goals are not attained on or before the end of such fiscal year).
In the event the Participant’s employment with the Corporation or a Subsidiary is terminated by the Corporation or a Subsidiary other than for Cause (as defined below) (or the Participant resigns from his or her employment with the Corporation or a Subsidiary for Good Reason (as defined below)) upon or any time during a Protected Period (as defined below), then any portion of the Stock Units subject to the Award that were outstanding and not otherwise fully vested immediately prior to such termination of employment shall be deemed fully vested upon such termination of employment and shall be paid in accordance with Section 7.
For purposes of this Agreement, “Cause” means any one or more of the following committed (or omitted) by the Participant: (i) conviction of, or guilty plea or plea of nolo contendre to, a felony crime; (ii) gross misconduct that is materially injurious to the Corporation and/or any of its Subsidiaries or affiliates; (iii) repeated failure to follow the reasonable and lawful directions of the Corporation after the Participant has received at least one written warning from the Corporation; (iv) any willful and/or intentional material violation of any written Corporation policy or procedure; or (v) a material breach of any agreement to which the Participant is a party with the Corporation or any of its Subsidiaries. Whether or not Cause exists in clauses (ii) through (v) shall in each case be determined in good faith by the Corporation. Notwithstanding the foregoing, the Participant shall not be deemed to have been terminated for “Cause” under clauses (ii) through (v) unless and until the Corporation shall provide the Participant with written notice detailing why the Corporation believes a Cause event has occurred and specifying the particulars thereof in detail. The Corporation shall also provide the Participant with ten days after his/her receipt of such notice to cure the Cause event(s) (if curable) and the opportunity, together with the Participant’s counsel (if the Participant chooses to have counsel present at such meeting), to be heard before the Board (or, in the Board’s discretion, the Administrator or their delegates) during such ten day period. Nothing herein will limit the right of the Participant to contest the validity or propriety of any such determination.
For purposes of this Agreement, “Good Reason” means that any one or more of the following have occurred without the Participant’s prior written consent: (i) the Participant has, except in connection with termination of employment for Cause or due to the Participant’s death or total disability, suffered a material diminution in the Participant’s job responsibilities as in effect immediately prior to the public announcement of a contemplated Change in Control (and where such Change in Control does occur); provided, however, that neither mere changes in title and/or reporting relationship, nor reassignment following a Change in Control to a position that is similar to the position held immediately prior to such public announcement of the contemplated Change in Control shall constitute a material diminution in job responsibilities; provided further, that if the Participant’s job title as of the Award Date is denoted as or is in effect an “Interim” or “Acting” position, then a subsequent reassignment to a position of the same level which the Participant held immediately prior to assuming such Interim or Acting position or to a higher level shall not constitute a Good Reason event; (ii) the Participant has incurred a material reduction in his or her annual rate of base pay or his or her annual target bonus opportunity; (iii) the Participant has been notified that his or her principal place of work will be relocated to a new location that is forty miles or more from the Participant’s principal work location as of immediately before the public announcement of a contemplated Change in Control (and where such Change in Control does occur); or (iv) the Corporation has materially breached any agreement to which the participant is a party. Before “Good Reason” has been deemed to have occurred, the Participant must give the Corporation written notice detailing why the Participant believes a Good Reason event has occurred and such notice must be provided to the Corporation within sixty days of the initial occurrence of such alleged Good Reason event(s) or else such Good Reason event(s) will be deemed to have been irrevocably waived by the Participant. The Corporation shall then have thirty days after its receipt of written notice to cure or remedy the items cited in the written notice so that “Good Reason” will not have formally occurred with respect to the event(s) in question. If the Corporation does not timely remedy or cure the Good Reason events, then the Participant may terminate employment for “Good Reason” with respect to such event(s) only for a period of sixty days following the end of the Corporation’s thirty day cure period.
For purposes of this Agreement, “Protected Period” means the two-year period immediately following (and commencing on) a Change in Control.
9.    Adjustments in Case of Changes in Common Stock. Upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the Plan (including, without limitation, an extraordinary cash dividend on such stock), the Administrator shall make adjustments in accordance with such section in the number of Stock Units then outstanding and the number and kind of securities that may be issued in respect of the Award.
10.    Tax Withholding. Subject to Section 8.1 of the Plan, upon any distribution of shares of Common Stock in respect of the Stock Units, the Corporation shall automatically reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then fair market value (with the “fair market value” of such shares determined in accordance with the applicable provisions of the Plan), to satisfy any withholding obligations of the Corporation or its Subsidiaries with respect to such distribution of shares at the minimum applicable withholding rates. In the event that the Corporation cannot legally satisfy such withholding obligations by such reduction of shares, or in the event of a cash payment or any other withholding event in respect of the Stock Units, the Corporation (or a Subsidiary) shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to such distribution or payment.
11.    Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal office located at 101 North Sepulveda Boulevard, El Segundo, California 90245, to the attention of the Assistant Secretary and to the Participant at the address given beneath the Participant’s signature hereto, or at such other address as either party may hereafter designate in writing to the other.
12.    Plan and Program. The Award and all rights of the Participant with respect thereto are subject to, and the Participant agrees to be bound by, all of the terms and conditions of the provisions of the Plan, incorporated herein by reference, to the extent such provisions are applicable to awards granted to employees. The Participant acknowledges receipt of a copy of the Plan, which is made a part hereof by this reference, and agrees to be bound by the terms thereof. Unless otherwise expressly provided in other Sections of this Agreement, provisions of the Plan that confer discretionary authority on the Administrator do not (and shall not be deemed to) create any rights in the Participant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Administrator so conferred by appropriate action of the Administrator under the Plan after the date hereof.

13.    No Service Commitment by Corporation. Nothing contained in this Agreement or the Plan constitutes an employment commitment by the Corporation or any of its Subsidiaries, affects the Participant’s status as an employee at-will who is subject to termination without cause, confers upon the Participant any right to remain employed by the Corporation or any Subsidiary, interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such employment, or affects the right of the Corporation or any Subsidiary to increase or decrease the Participant’s other compensation.
14.    Entire Agreement. This Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Agreement may be amended pursuant to Section 8.6 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.
15.    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Corporation as to amounts payable and shall not be construed as creating a trust. The Plan, in and of itself, has no assets. The Participant shall have only the rights of a general unsecured creditor of the Corporation (or applicable Subsidiary) with respect to amounts credited and benefits payable, if any, with respect to the Stock Units, and rights no greater than the right to receive the Common Stock (subject to adjustments) as a general unsecured creditor with respect to Stock Units, as and when payable hereunder.
16.    Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.
17.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.
18.    Construction. It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent.
19.    Clawback Policy. The Stock Units are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Stock Units or any shares of Common Stock or other cash or property received with respect to the Stock Units (including any value received from a disposition of the shares acquired upon payment of the Stock Units).
20.    Suspension of Form S-8. If upon any given Vesting Date, the registration statement on Form S-8 (as may have been amended or superseded from time to time) filed by the Corporation with the Securities and Exchange Commission with respect to the Plan has been suspended or is no longer effective, and the Administrator or its designee reasonably anticipates that the issuance of Common Stock in respect of any of the Stock Units on such Vesting Date would violate applicable federal securities laws, then vesting shall not occur (and the Vesting Date shall be delayed) until the Administrator or its designee reasonably anticipates that making such payment will not cause such a violation.
21.     Electronic Signature or Acknowledgement. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. The provision of photographic or facsimile copies, or electronic signature, confirmation or acknowledgement of or by a party, shall constitute an effective original signature of a party for all purposes under this Agreement, and may be used with the same effect as manually signed originals of this Agreement for any purpose.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written. By the Participant’s execution of this Agreement, the Participant agrees to the terms and conditions hereof and of the Plan.

INTERNATIONAL RECTIFIER                PARTICIPANT
CORPORATION, a Delaware corporation

By:	Signature by Electronic Acceptance or Confirmation
Signature
Print Name:
Address
Its:     General Counsel, Vice President, & Secretary
City, State, Zip Code

EXHIBIT A

PERFORMANCE GOAL - VESTING

Subject to the terms of the Plan and this Agreement, forty percent (40%) of the total number of Stock Units subject to the Award are eligible to become vested on the one year anniversary (the “40% Vesting Date”) of the first occurrence of (the following being the “40% Performance Goal”) the Corporation’s “Average Share Price” (as defined below) being equal to or greater than 140% of the closing price of a share of Common Stock (in regular trading) on the Award Date (the “Base Price”).

Subject to the terms of the Plan and this Agreement, sixty percent (60%) of the total number of Stock Units subject to the Award are eligible to become vested on the one year anniversary (the “60% Vesting Date”) of the first occurrence of (the following being the “60% Performance Goal”) the Corporation’s Average Share Price being equal to or greater than 150% of the Base Price.

The 40% Vesting Date and the 60% Vesting Date are each a “Vesting Date” for the purposes of this Agreement. The 40% Vesting Date and the 60% Vesting Date may occur on the same date, but for the avoidance of doubt, each of the 40% Vesting Date and the 60% Vesting Date may occur (and each of the 40% Performance Goal and 60% Performance Goal may be achieved) only once, if at all.

The 40% Performance Goal and the 60% Performance Goal are each a “Performance Goal” for the purposes of this Agreement.

For purposes of this Agreement, “Average Share Price” means the unweighted average of the daily closing prices of the Common Stock on the New York Stock Exchange for all trading days within any period of one hundred twenty-five (125) consecutive calendar days (with each such period being a “Calculation Period”) that occurs during the period beginning with July 1, 2013 and ending on the last day of the Corporation’s fiscal year ending in June 2016 (with such entire period of three fiscal years being the “Performance Period” hereunder); provided, however, that in determining the Average Share Price, the Administrator shall add back any ordinary or extraordinary cash dividends (without interest) paid by the Corporation on the Common Stock at any time between the Award Date and the end of the applicable Calculation Period. In determining the date of any given Vesting Date, the one year anniversary of the next trading day following the end of the applicable Calculation Period giving rise to such vesting event shall be used; provided however, if such applicable Calculation Period ends prior to July 1, 2014, then such Vesting Date shall occur on the one year anniversary of the next trading day following July 1, 2014.

Whether and the extent to which any of the Performance Goals have been achieved will be determined by the Administrator (or, to the extent consistent with Section 162(m) of the Code, its delegate) within 60 days following the applicable Calculation Period, and no vesting shall be deemed to have occurred absent such a determination by the Administrator (or such a delegate as the case may be). Notwithstanding anything contained herein to the contrary (but subject to Section 8(d)), any Stock Units subject to the Award for which the applicable Performance Goal described above has not been determined to have been achieved or has been determined not to have been achieved within 60 days following the end of the Company’s fiscal year ending in June 2016 shall automatically terminate and be extinguished as of the end of such fiscal year.

The Base Price and Performance Goals set forth above shall be equitably and proportionately adjusted to preserve the intended benefits of the Award and mitigate the effects of (1) any stock splits, reverse stock splits, and dividends of stock or other property that occur during the Performance Period, and (2) to the extent that such an adjustment does not violate Section 162(m) of the Code and does not result in a modification of the Award pursuant to applicable accounting rules, any other extraordinary event not foreseen at the time the Performance Goals were established.  The Administrator’s determination of whether such an adjustment is required, and the nature and extent of any such adjustment, shall be final and binding on all persons.

Notwithstanding the foregoing, and except as expressly otherwise provided in Section 8 of this Agreement, any vesting of Stock Units subject to the Award is conditioned upon the Participant being an employee of the Corporation, or one of its directly or indirectly owned subsidiaries, continuously through the applicable Vesting Date.